EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

EPR Properties:

We consent to the use of our reports dated February 27, 2013, with respect to the consolidated balance sheets of EPR Properties and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Kansas City, Missouri
June 3, 2013